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                                                                    EXHIBIT 10.7

                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into in Chanhassen, Minnesota this 1st day of January, 1999 (the "Effective Date"), by and between DELMER JENSEN ("Jensen") and EMPAK, INC., a Minnesota corporation ("Empak").


                                    Recitals

     WHEREAS, Jensen has served in various capacities on behalf of Empak and, in connection therewith, has made invaluable contributions to Empak's continued success; and

     WHEREAS, Jensen is currently employed by Empak as its Chief Executive Officer and serves as the chairman of the Board of Directors; and

     WHEREAS, Empak desires to retain the services of Jensen through December 31, 2002; and

     WHEREAS, Empak desires to assure the full time services of Jensen for a minimum of six months from the Effective Date and to induce Jensen to extend the period of full time service beyond six (6) months from the Effective Date; and

     WHEREAS, Jensen wishes to be assured that his family will be entitled to a minimum period of continued compensation in the event of his death; and

     WHEREAS, it is in the best interests of Empak and Jensen to enter into a contract of employment under the terms and conditions stated hereunder.

                                    Agreement

     NOW, THEREFORE, in consideration of the mutual promises hereinafter contained, it is hereby agreed:

     1) Employment - Empak agrees that it shall employ Jensen to provide such time, energy and attention as may be reasonably required under the terms of this Agreement to perform those duties as may be assigned to him from time to time by the Board of Directors of Empak. Jensen hereby accepts employment upon the terms and conditions hereinafter set forth. In performance of his duties hereunder, Jensen agrees to comply with such reasonable rules, regulations and policies, consistent with Jensen's obligations, as Empak may from time to time adopt.

     2) Term - Empak agrees that, beginning on the Effective Date, it shall employ Jensen for a forty-eight (48) month term ending on December 31, 2002, unless this Agreement is terminated earlier as
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provided in Section 8 herein (the "Term"). During the first six (6) month period of this Agreement, Jensen shall be employed on a full time basis devoting substantially all of his time and effort to the interests of Empak. Thereafter, subject to Jensen's election to exercise his right to extend full time employment under Section 3 (c) beyond the first six (6) months, Jensen shall be available on an as needed/part time basis to a maximum of seventy (70) hours per month to render such services as may be directed, from time to time, by the Board of Directors of Empak.

     3) Consideration -

          (a) Signing Bonus - As consideration for entering into this Agreement, Jensen shall receive a one-time bonus equal to Seventy-five Thousand Dollars ($75,000) ("Signing Bonus").

          (b) Salary - Subject to the provisions of Section 8 hereof, Empak agrees to pay Jensen the sum of Two Hundred Fifty Thousand Dollars ($250,000) per annum during the first two (2) years. Beginning on January 1, 2001 and for the remainder of the term, Empak agrees to pay Jensen the sum of One Hundred Twenty-five Thousand Dollars ($125,000) per annum. The salary consideration specified herein is payable without regard to whether Jensen elects to extend his period of full time service beyond the first six (6) months. Jensen shall be paid in accordance with Empak's general payroll practices for executive employees.

          (c) Extension of Full Time Service - In consideration for exercising his right to extend the period of full time service beyond the first six
     (6) months after the Effective Date, Jensen shall receive extension bonus(es) according to the following schedule:

          (1) First Optional Period - In consideration for extending the period of full time employment from July 1, 1999 to December 31, 1999, Jensen shall receive an extension bonus equal to Fifty Thousand Dollars ($50,000) ("First Extension Bonus").

          (2) Second Optional Period - In consideration for extending the period of full - time employment from January 1, 2000 to June 30, 2000, Jensen shall receive an Extension Bonus equal to Fifty Thousand Dollars ($50,000) ("Second Extension Bonus").

     Upon exercising his rights to extend the period of full time service under Subsection 3(c), Jensen shall become obligated to devote substantially all of his time and effort to the interests of Empak for the remainder of the respective Optional Period.


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     4) Salary Continuation in the Event of Death -

     In the event of Jensen's death during the first two years of this Agreement, Empak shall provide a death benefit to Jensen's heirs, executors or administrators equal to the gross amount of two (2) years' compensation.

     5) Other Benefits -

          (a) Expenses - During the Term of this Agreement, Empak shall reimburse Jensen for all reasonable expenses incurred on behalf of Empak upon presentation of adequate documentation. Reimbursement shall coincide with payment of Jensen's compensation.

          (b) Vacation - During the Term of this Agreement, Jensen shall be entitled to annual vacation without reduction in salary commensurate with Empak's executive compensation guidelines.

          (c) Fringe Benefits - During the Term of this Agreement and subject to the provisions of Section 8 herein, Jensen shall be entitled to participate in fringe benefit programs provided by Empak for its employees. Empak shall be under no contractual obligation to maintain and continue any fringe benefit programs once established. Fringe benefits may include, but shall not be limited to, pension and/or profit sharing plans, health, disability and group life insurance programs.

          (d) Automobile - During the Term of this Agreement, Jensen shall be entitled to the full time use of a company car similar in kind and quality to the BMW 740 currently assigned and in use. Jensen's use of a company car shall be subject to Empak's Auto Allowance Guideline, as amended from time to time. In the event of Jensen's death, Disability or upon termination of this Agreement, the company car then in use and assigned to Jensen at the time of such event shall be transferred and assigned, for no consideration, to Jensen or his heirs or executors as they may direct.

     6) Duty Not to Disclose - Jensen shall not, during the Term of this Agreement or after employment with Empak, disclose to any other person, firm or corporation or in any way use for his benefit, or to the detriment of Empak, any information or knowledge obtained during the course of his employment with Empak, except as required in the conduct of Empak's business or as authorized in writing by Empak. Jensen shall not, either during the Term of this Agreement or after termination of his employment, disturb, hire, entice or in any other way persuade or attempt to persuade any employee, dealer, supplier, customer or subcontractor of Empak to discontinue his, her or its relationship with Empak.

     7) Property of Empak - All memoranda, notes, records, papers and other documents and all copies thereof relating to Empak's operation of its business and all objects related thereto shall remain the property of Empak including, but not limited to, those developed, investigated or considered by Empak. Jensen shall not copy or duplicate any of the aforementioned documents or objects nor use any information


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confirmed therewith, except for Empak's benefit, either during the Term of this
Agreement or after his employment.

     8) Termination - In addition to the expiration of the Term specified in
Section 3, this Agreement shall terminate:

          (a) If Jensen resigns from Empak, such termination shall be effective thirty (30) days after written notice is provided to Empak; or

          (b) Effective immediately upon notice by Empak, if any of the following occurs:

          (i)  Jensen's theft of Company property or Jensen's dishonesty;

          (ii) Jensen's material violation of Empak's rules, regulations or policies;

          (iii) Jensen's commission of a crime or other act which would materially damage the reputation of Empak; or

          (iv) Jensen's material violation of this Agreement.

     Upon termination of Jensen's employment under this Section 8: (i) Jensen shall be entitled to receive all compensation earned under this Agreement to the date of termination, and thereafter Jensen shall have no right to receive any compensation hereunder; and (ii) Jensen shall surrender to Empak the automobile referenced in Section 5.

     9) Jensen's Obligations Upon Termination - Upon termination of this Agreement for cause or otherwise, Jensen shall immediately:

          (a) Discontinue the servicing of any of Empak's customers, and the use of any property, facilities and services provided by Empak;

          (b) Discontinue the use of any and all customer lists or contacts, unless a written agreement thereon provides otherwise;

          (c) Return to Empak equipment, lists and other documents, and property of Empak; and

          (d) Discontinue further representation of himself as an agent, employee or other personin connection with Empak.


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     10) Assignment - This Agreement shall be personal to Jensen and shall not be assignable by him. Empak may transfer or assign this Agreement or any of it rights or obligations hereunder with or without notice to Jensen.

     11) Law Governing - This Agreement shall be construed and governed in accordance with the substantive laws (but not the laws of conflict) of the State of Minnesota.

     12) Arbitration - Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration, to be conducted in Minneapolis, Minnesota before a single arbitrator, administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     13) Entire Agreement - This Agreement contains the entire agreement between the parties related to the subject matter hereof and no amendments hereto shall be valid unless made in writing and signed by the parties hereto. There is merged herewith all prior and collateral representations, promises and conditions concerning Jensen and Empak. This Agreement supersedes and nullifies any preexisting agreements or arrangements between the parties relating to the subject matter of this Agreement.

     14) Severable - In the event any portion of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.

     15) Captions - Article, paragraph or section titles or other headings contained in this Agreement are for convenience only and shall not be deemed a part of the context of this Agreement.

     16) Binding Effect - This Agreement shall be binding upon and inure to the benefit of all of the parties hereto, their heirs, executors, administrators, permitted assigns and successors in interest.

     17) Notices - Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by registered or certified mail to Jensen's residence or to the principal office of Empak, whichever shall be applicable.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Empak, Inc.


By:                                    /s/ Delmer Jensen
    ------------------------------     -----------------------------------
    Its: Director                      Delmer Jensen

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